PROSPECTUS and                  PRICING SUPPLEMENT NO. 5
PROSPECTUS SUPPLEMENT, each     effective at 1:00 PM ET
Dated 14 October 2005           Dated 20 July 2006
CUSIP: 24422EQB8                Commission File No.: 333-128071
                                Filed pursuant to Rule 424(b)(3)

                       U.S. $7,270,850,000
                 JOHN DEERE CAPITAL CORPORATION

                  MEDIUM-TERM NOTES, SERIES D
      due from 9 Months to 30 Years from Date of Issue

The Medium-Term Notes offered hereby will be Fixed
Rate Notes and senior securities as more fully described in the accompanying Prospectus and Prospectus
Supplement and will be denominated in U.S. Dollars.



Principal Amount:                 $250,000,000

Issue Price:                      99.798% plus accrued
                                  interest from July 25,
                                  2006 if settlement occurs
                                  after that date

Date of Issue:                    July 25, 2006

Maturity Date:                    July 25, 2011

Interest Payment Dates:           January and July 25 of
                                  each year commencing
                                  on January 25, 2007 and
                                  ending at Maturity

Interest Rate:                    5.65% PER ANNUM

Redemption Provisions:            None

Plan of Distribution:                             Principal Amt
                                  Name              Of Notes
                                 Banc of America  $  87,500,000
                                  Securities LLC
                                 J.P. Morgan      $  87,500,000
                                  Securities Inc.
                                 BBVA Securities  $  12,500,000
                                  Inc.
                                 BNP Paribas      $  12,500,000
                                  Securities Corp.
                                 BNY Capital      $  12,500,000
                                  Markets, Inc.
                                 HSBC Securities  $  12,500,000
                                  (USA) Inc.
                                 Wachovia Capital $  12,500,000
	                             Markets, LLC
                                 Wells Fargo      $  12,500,000
                                  Securities, LLC
                                 Total            $ 250,000,000

                                  The above Agents have
                                  severally agreed to purchase
                                  the respective principal
                                  amount of Notes opposite their
                                  names as principal
                                  at a price of 99.418%


Banc of America Securities LLC
J.P. Morgan Securities Inc.
BBVA Securities Inc.
BNP Paribas Securities Corp.
BNY Capital Markets, Inc.
HSBC Securities (USA) Inc.
Wachovia Capital Markets, LLC
Wells Fargo Securities, LLC

Banc of America Securities LLC and
J.P. Morgan Securities Inc. are
acting as Joint Book-Running
Managers.